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                                 MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                                                Years Ended December 31,
                                                                -------------------------------------------------------------
                                                 1996         1995       1994        1993        1992
                                                 ----         ----       ----        ----        ----
                                                                    (In Thousands)

Net Income                                      $37,926     $29,101     $34,726    $23,779     $34,905
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Add income taxes and fixed charges
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  Current federal income taxes                   25,867       9,437      (6,762)     5,606       3,977
  Deferred federal income taxes                  (6,052)      6,156      24,932      3,430      13,451
  Investment tax credits - net                   (1,118)     (1,132)     (1,228)    (1,228)     (1,228)
  Massachusetts franchise tax                     4,479       3,935       4,681      3,348       3,858
  Interest on long-term debt                     27,089      25,901      20,967     23,403      21,910
  Interest on short-term debt and other           6,473       6,784       6,366      3,638       3,657
                                                -------     -------     -------    -------     -------
Net earnings available for fixed charges        $94,664     $80,182     $83,682    $61,976     $80,530
                                                -------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt                    $27,089     $25,901     $20,967    $23,403     $21,910
  Interest on short-term debt and other           6,473       6,784       6,366      3,638       3,657
                                                -------     -------     -------    -------     -------
     Total fixed charges                        $33,562     $32,685     $27,333    $27,041     $25,567
                                                =======     =======     =======    =======     =======

Ratio of earnings to fixed charges                 2.82        2.45        3.06       2.29        3.15
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